Bylaw Amendment

Article VII, entitled "Certificates and Transfers of Shares" is hereby amended and restated in its entirety as follows:

ARTICLE VII

BOOK ENTRY, CERTIFICATES AND TRANSFER OF SHARES

7.1.  Shares.

7.1.1The shares of the Corporation may be certificated or uncertificated. The Corporation shall implement a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates, including provisions for notice to purchasers in substitution for the required statements on certificates under §§417, 418, and 1302 of the California Corporations Code, as may be required by the Commissioner of Financial Protection and Innovation in administering the Corporate Securities Law of 1968, which system is in accordance with Division 8 (commencing with Section 8101) of the California Uniform Commercial Code (the "Commercial Code"). The Corporation shall, within a reasonable time after the issuance of uncertificated shares, send to the registered owner an initial transaction statement as described in §§ 171.1, 417 and 418 of the California Corporations Code, which shall include transfer restrictions set forth in Section 7.2.1 and Section 7.5 of the Bylaws. Notwithstanding the foregoing. where paper certificates were originally issued, such validly issued certificates shall remain valid until surrendered to the Corporation for cancellation, followed by any required initial transaction statement.

7.2Transfer of Shares.  Shares of the Corporation shall be transferable only as provided by these Bylaws and applicable laws. Except as otherwise provided by law, upon receipt by the Corporation or its transfer agent of an instruction (as defined in the Commercial Code) for registration of transfer from the registered owner and compliance with the provisions of Section 8401(a) of the Commercial Code (and Section 8402 to the extent requested by the corporation), the corporation shall record the transaction in the share register or stock ledger and deliver to the new registered owner of the shares a written statement as described in §§ 171.1, 417, and 418 of the California Corporations Code. No transfer of shares shall be valid as against the Corporation for any purpose until it shall have been entered in the share register or stock ledger by an entry showing from and to what person those shares were transferred.

7.2.1Restrictions on Transfers.

A.The shares of stock of the Corporation may only be transferred to persons who meet all of the following requirements:

(1)The transferee must acquire shares with intent to hold those shares for the purpose of enjoying camping rights and other benefits to which a shareholder is entitled; and

(2)The transferee must plan to occupy the recreational vehicle park owned by the Corporation through the use of camping equipment or a recreational vehicle as defined by the California Health and Safety Code §18215.5, as such provision may be amended from time to time.

B.Proof of compliance with the foregoing requirements must be filed with the Secretary of the Corporation before any transfer may be entered or recorded

C.All shares, whether certificated or uncertificated, are subject to the following restriction. "The shares evidenced by this certificate may not be sold, transferred, pledged, or hypothecated without the consent of the Board of Directors of the Corporation." For uncertificated shares, the Corporation shall include the foregoing legend in the written statement provided to the shareholder pursuant to California Corporations Code §416(b).

7.3.Share Register.  The Corporation shall keep a register of shares or a stock ledger in which the ownership and transfer of shares are recorded. Before due presentment of an instruction (as defined in the Commercial Code) requesting registration of transfer thereof, the Corporation may treat the holder of record of any shares issued by the Corporation as the holder in fact thereof, for purposes of voting those shares, receiving distributions thereon or notices in respect thereof, transferring those shares, exercising rights of dissent with respect to those shares, exercising or waiving any preemptive right with respect to those shares, entering into agreements with respect to those shares in accordance with the laws of the State of California, or giving proxies with respect to those shares.

7.3.1Existing Certificates. For shares represented by certificates, upon surrender to the Secretary or Assistant Secretary or to the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of (a) succession, assignment, or authority to transfer and (b) compliance with the requirements of Section 7.2.1 and 7.5, it shall be the duty of the Corporation to record the shares as uncertificated shares in book-entry form unless the shareholder specifically requests certificated shares, and then to cancel the old certificate, and record the transaction on its books of issue new shares, as directed  For uncertificated shares, upon receipt of proper evidence of (a) succession, assignment, or authority to transfer and (b) compliance with the transfer restrictions set forth in this Article VII, it shall be the duty of the Corporation to record the transaction upon its books and, if requested by the shareholder, issue a certificate for such shares.

7.3.2Lost or Destroyed Certificates. Certificated or uncertificated shares in book-entry form shall be issued  without the surrender and cancellation of a prior certificate that is lost, apparently destroyed, or wrongfully taken when: (a) the request for the issuance of a new certificate or uncertificated shares is made within a reasonable time after the owner of the prior certificate has notice of its loss, destruction, or theft; and (b) such request is received by the Corporation prior to its receipt of notice that the prior certificate has been acquired by a bona fide purchaser; and (c) the owner of the prior certificate gives an indemnity bond or other adequate security sufficient in the judgment of the Board of Directors to indemnify the Corporation against any claim, expense, or liability resulting from the issuance of a new certificate or uncertificated shares. Upon the issuance of a new certificate or uncertificated shares, the rights and liabilities of the Corporation, and of the holders of the old certificate and new certificate or uncertificated shares, shall be governed by the provisions of §§ 8404 and 8405 of the California Commercial Code.

7.4Transfer Agent and Registrars. The Board of Directors may appoint one or more transfer agents or transfer clerks, and one or more registrars, which shall be banks or trust companies or registered and regulated stock transfer companies, either domestic or foreign, at such times and places as the Board of Directors determines to be appropriate.

7.5Maximum Share Ownership.

7.5.1General. Except as provided in Section 7.5.2,below, no shareholder may own more than three (3) shares of the Company's common stock.

7.5.2Exceptions. The restriction on share ownershipset forth in Section 7.5.1, above, shall not  apply:

A.To those shareholders owning more than three (3) shares of the Company's common capital stock prior to the effective date of this Section 7.5, but only to the extent of those shares already owned by such shareholders; or

B.To shareholders who are registered broker/dealers and who customarily hold the Company's common stock as inventory in their business operations; or

C.To any shares acquired by a shareholder from the Company or in exercise of any shareholder's preemptive rights under the Corporation's Articles of Incorporation.

7.5.3 Attribution Rules. For purposes of this Section7.5:

A.A shareholder shall be considered as owning the stock owned, directly or indirectly, by or for the shareholder's (1) spouse, (2) minor children with whom such shareholder shares the same household, (3) affiliates, and (4) any other Person with whom the shareholder may be acting in-concert for the purpose of acquiring, holding, or disposing of the Corporation's common stock.

BThe term "affiliate" of a shareholder shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with, such shareholder.

C.The term "Person" shall include an individual, corporation, partnership, trust, limited liability company, unincorporated association, or any other entity recognized under the laws of any state or of the United States.

7.6References.  Where references to Certificates are otherwise contained in the Bylaws, such reference will be deemed include uncertificated issuance in book entry form as authorized herein.